NUMBER

CERT.9999

Erayak Power Solution Group Inc.

SHARES

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.0001 PAR VALUE CLASS A ORDINARY SHARES

CUSIP

CLASS A
ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF
Erayak Power Solution Group Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:_____________________________
AUTHORIZED SIGNATURE

Chief Executive Officer and Chairman